THE TRANSFER OF THIS AGREEMENT IS
                     SUBJECT TO CERTAIN PROVISIONS CONTAINED
                      HEREIN AND MAY BE SUBJECT TO TRANSFER
                               RESTRICTIONS UNDER
                              FEDERAL AND STATE LAW

                LONG ISLAND BANCORP, INC. STOCK OPTION AGREEMENT


                     STOCK OPTION AGREEMENT, dated as of April 2, 1998 (the "Agreement"), by and between Astoria Financial Corporation, a Delaware corporation ("AFC"), and Long Island Bancorp, Inc., a Delaware corporation ("LISB").

                                    RECITALS

                     A. THE PLAN. AFC and LISB have entered into an Agreement and Plan of Merger, dated as of April 2, 1998 (the "Plan"), providing for, among other things, the merger of LISB with and into AFC, with AFC being the surviving corporation.

                     B. CONDITION TO PLAN. As a condition and an inducement to AFC's execution and delivery of the Plan, AFC has required that LISB agree, and LISB has agreed, to grant AFC the Option (as hereinafter defined).

           NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, LISB and AFC agree as follows:

         1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.

         2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, LISB hereby grants to AFC an irrevocable option (the "Option") to purchase up to 4,763,113 shares of common stock, par value $0.01 per share ("LISB Common Stock"), of LISB (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of LISB Common Stock as of the date hereof ), at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $63.25. Each Option Share issued upon exercise of the Option shall be accompanied by the related preferred share purchase right ("LISB Rights") issued pursuant to the Rights Agreement between LISB and ChaseMellon Shareholder Services, L.L.C., dated as of April 22, 1997, as amended, as in effect on the date hereof ("LISB Rights Agreement").

         3. EXERCISE OF OPTION.

         (a) Provided that (i) AFC or Holder (as hereinafter defined), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as hereinafter defined); provided, that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event other than a termination thereof by AFC pursuant to Section 6.01(b)(ii) of the Plan (a termination of the Plan by AFC pursuant to such Section of the Plan, being referred to herein as a "Default Termination") and other than termination by AFC pursuant to Section 6.01(e) of the Plan (C) 18 months after a Default Termination or (D) 18 months after termination of the Plan (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; provided further, however, that if the Option cannot be exercised on any day because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is AFC. The rights set forth in Sections 8 and 9 of this Agreement shall terminate when the right to exercise the Option and Substitute Option terminate (other than as a result of a complete exercise of the Option or Substitute Option) as set forth herein.

                     (b) As used herein, a "Purchase Event" means any of the following events:

                               (i) Without AFC's prior written consent, LISB shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or LISB shall have entered into an agreement with any person (other than AFC or any subsidiary of AFC) to effect (A) a merger, consolidation or similar transaction involving LISB or any of its significant subsidiaries,
           (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of LISB or any of its significant subsidiaries representing in either case all or substantially all of the consolidated assets or deposits of LISB and its subsidiaries or (C) the issuance, sale or other disposition by LISB of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of LISB or any of its significant subsidiaries (each of (A), (B) or (C), an "Acquisition Transaction"); or

                               (ii) Any person (other than AFC or any subsidiary of AFC) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3, promulgated under the Securities and Exchange Act of 1934 (the "Exchange Act") of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the

           Exchange Act), other than a group of which AFC or any subsidiary of AFC is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the voting power of LISB or any of its significant subsidiaries.

                     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

                               (i) Any person (other than AFC or any subsidiary of AFC) shall have commenced (as such term is defined in Rule 14d-2, promulgated under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of LISB Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of LISB Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

                               (ii) The stockholders shall not have approved the Plan by the requisite vote at the stockholders meeting of LISB called for that purpose ("Company Meeting"), the Company Meeting shall not have been held or shall have been canceled prior to termination of the Plan or LISB's Board of Directors shall have withdrawn or modified in a manner adverse to AFC the recommendation of LISB's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than AFC or any subsidiary of AFC) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, under the Home Owners' Loan Act of 1933, as amended, the Bank Holding Company Act, as amended, the Bank Merger Act, as amended or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction; or

                               (iii) Any person (other than AFC or any
           subsidiary of AFC) shall have made a bona fide proposal to LISB or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

                               (iv) After a proposal is made by a third party to LISB or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to LISB to make such a proposal if the Plan terminates, LISB shall have breached any representation, warranty, covenant or agreement contained in the Plan and such breach would entitle AFC to terminate the Plan under Section 6.01(b) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Plan).

                     As used in this Agreement, the term "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                     (d) LISB shall notify AFC promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event of which it has knowledge, it being understood that the giving of such notice by LISB shall not be a condition to the right of Holder to exercise the Option.

                     (e) In the event Holder wishes to exercise the Option, it shall send to LISB a written notice (the "Stock Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and
(ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (such date as it may be extended pursuant to the next sentence, the "Closing Date"); provided that the first notice of exercise shall be sent to LISB within 180 days after the first Purchase Event of which AFC has been notified. If prior notification to or approval of any Regulatory Authority is required in connection with any such purchase, LISB shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval, and the Closing shall occur promptly following such regulatory approvals and any mandatory waiting periods. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         4. PAYMENT AND DELIVERY OF CERTIFICATES.

                     (a) On each Closing Date, Holder shall (i) pay to LISB, in immediately available funds by wire transfer to a bank account designated by LISB, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to LISB at the address of LISB specified in Section 14(f) of this Agreement.

                     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in
Section 4(a) of this Agreement, (i) LISB shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Liens (as defined in the Plan) and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of LISB Common Stock purchasable hereunder, and (ii) Holder shall deliver to LISB a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

                     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF APRIL 2, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED

TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY LONG ISLAND BANCORP, INC. OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to LISB a copy of a letter from the staff of the Securities Exchange Commission (the "SEC"), or an opinion of counsel in form and substance reasonably satisfactory to LISB and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

                     (d) Upon the giving by Holder to LISB of the Stock Exercise Notice, the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to LISB, Holder shall be deemed to be the holder of record of the shares of LISB Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of LISB shall then be closed or that certificates representing such shares of LISB Common Stock shall not then be actually delivered to Holder. LISB shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4 in the name of Holder or its assignee, transferee or designee.

                     (e) LISB agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of LISB Common Stock so that the Option may be exercised without additional authorization of LISB Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase LISB Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by LISB, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any Regulatory Authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Regulatory Authority as it may require) in order to permit Holder to exercise the Option and LISB duly and effectively to issue shares of LISB Common Stock pursuant hereto and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.


         5. REPRESENTATIONS AND WARRANTIES OF LISB. LISB hereby represents and warrants to AFC (and Holder, if different than AFC) as follows:

                     (a) CORPORATE AUTHORITY. LISB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of LISB, and no other corporate proceedings on the part of LISB are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by LISB.

                     (b) BENEFICIAL OWNERSHIP. To the best knowledge of LISB, as of the date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of LISB Common Stock.

                     (c) SHARES RESERVED FOR ISSUANCE; CAPITAL STOCK. LISB has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of the Option in accordance with Section 3(a) of this Agreement, will have reserved for issuance upon the exercise of the Option, that number of shares of LISB Common Stock equal to the maximum number of Option Shares at any time and from time to time purchasable upon exercise of the Option, and all such Option Shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

                     (d) NO VIOLATIONS. The execution, delivery and performance of this Agreement does not and will not, and the consummation by LISB of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its certificate of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case, give any other person the ability to prevent or enjoin LISB's performance under this Agreement in any material respect.

         6. REPRESENTATIONS AND WARRANTIES OF AFC. AFC hereby represents and warrants to LISB that AFC has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AFC; and this Agreement has been duly executed and delivered by AFC.

         7. ADJUSTMENT UPON CHANGES IN LISB CAPITALIZATION, ETC.

                     (a) In the event of any change in LISB Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, exercise of the Company Rights or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing any such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of LISB Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of LISB Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a), upon exercise of any option to purchase LISB Common Stock outstanding on the date hereof or upon conversion into LISB Common Stock of any convertible security of LISB outstanding on the date hereof), the number of shares of LISB Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of LISB Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of LISB Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.

                     (b) In the event that LISB shall enter into an agreement
(i) to consolidate with or merge into any person, other than AFC or one of its subsidiaries, and LISB shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than AFC or one of its subsidiaries, to merge into LISB and LISB shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of LISB Common Stock shall be changed into or exchanged for stock or other securities of LISB or any other person or cash or any other property, or the outstanding shares of LISB Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than AFC or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any person that controls the Acquiring Corporation or (C) in the case of a merger described in clause (ii), LISB (such person being referred to as "Substitute Option Issuer").

                     (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of Option Shares for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of LISB Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

                     (e) The following terms have the meanings indicated:

                               (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with LISB (if other than LISB), (B) LISB in a merger in which LISB is the continuing or surviving person, or (C) the transferee of all or substantially all of LISB's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

                               (ii) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

                               (iii) "Assigned Value" shall mean the highest of
           (A) the price per share of LISB Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (B) the price per share of LISB Common Stock to be paid by any third party pursuant to an agreement with LISB, (C) the highest closing price for shares of LISB Common Stock within the sixty-day period immediately preceding the consolidation, merger or sale in question and (D) in the event of a sale of all or substantially all of LISB's assets or deposits, an amount equal to (x) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of LISB, as determined by a nationally recognized investment banking firm selected by Holder, divided by (y) the number of shares of LISB Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for LISB Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for LISB Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder.

                               (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that, if LISB is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by LISB, the person merging into LISB or by any company which controls such person, as Holder may elect.

                     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder.

                     (g) LISB shall not enter into any transaction described in
Section 7(b) of this Agreement unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of LISB hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144, promulgated under the Securities Act ("Rule 144"), or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

                     (h) Notwithstanding anything herein to the contrary, in the event that LISB completes a reorganization involving the formation of a holding company for LISB, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option of such holding company.

         8. REPURCHASE AT THE OPTION OF HOLDER.

                     (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, LISB shall repurchase from Holder (i) the Option and (ii) all shares of LISB Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Section 8 Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                               (i) The aggregate Purchase Price paid by Holder for any shares of LISB Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

                               (ii) The excess, if any, of (A) the Applicable Price (as defined below) for each share of LISB Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of LISB Common Stock with respect to which the Option has not been exercised; and

                               (iii) The excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of LISB Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

                     (b) If Holder exercises its rights under this Section 8, LISB shall, within 10 business days after the Section 8 Request Date, pay the
Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to LISB the Option and the certificates evidencing the Option Shares purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that LISB deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Authority disapproves of any part of LISB's proposed repurchase pursuant to this Section 8, LISB shall promptly give notice of such fact to Holder and Holder shall have the right (i) to revoke the repurchase request or
(ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Section 8 Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) of this Agreement. Holder shall notify LISB of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that LISB delivers to the Holder written notice accompanied by a certification of LISB's independent auditor each stating that a requested repurchase of LISB Common Stock would result in the recapture of LISB's bad debt reserves under the Internal Revenue Code of 1986, as amended, Holder's repurchase request shall be deemed to be automatically revoked.

                     Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) of this Agreement.

                     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of LISB Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof,
(ii) the price per share of LISB Common Stock received by holders of LISB Common Stock in connection with any merger, sale or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement, or (iii) the highest closing sales price per share of LISB Common Stock quoted on the Nasdaq (or if LISB Common Stock is not quoted on the Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the Section 8 Request

Date; provided, however, that in the event of a sale of less than all of LISB's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of LISB as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of the LISB Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to LISB, which determination shall be conclusive for all purposes of this Agreement.

                     (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than AFC or any subsidiary of AFC) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3, promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of LISB Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) of this Agreement shall be consummated.

         9. REPURCHASE OF SUBSTITUTE OPTION.

                     (a) Subject to the last sentence of Section 3(a) of this Agreement, at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) hereof) and ending 12 months immediately thereafter, Substitute Option Issuer (or any successor entity thereof) shall repurchase from Holder (i) the Substitute Option and (ii) all shares of Substitute Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 9 is referred to as the "Section 9 Request Date." Such repurchase shall be at an aggregate price (the "Section 9 Repurchase Consideration") equal to the sum of:

                               (i) The aggregate Purchase Price paid by Holder for any shares of Substitute Common Stock acquired pursuant to the Substitute Option with respect to which Holder then has beneficial ownership;

                               (ii) The excess, if any, of (A) the Highest
           Closing Price (as defined below) for each share of Substitute Common Stock over (B) the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement), multiplied by the number of shares of Substitute Common Stock with respect to which the Substitute Option has not been exercised; and

                               (iii) The excess, if any, of the Highest Closing Price over the Purchase Price (subject to adjustment pursuant to Section 7 of this Agreement) paid (or, in the case of Substitute Option Shares with respect to which the Substitute Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Substitute Common Stock with respect to which the Substitute Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

                     (b) If Holder exercises its rights under this Section 9, Substitute Option Issuer shall, within 10 business days after the Section 9 Request Date, pay the Section 9 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Substitute Option Issuer the Substitute Option and the certificates evidencing the shares of Substitute Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is required in connection with the payment of all or any portion of the Section 9 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to this Section 9, in whole or in part, or to require that Substitute Option Issuer deliver from time to time that portion of the Section 9 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Authority disapproves of any part of Substitute Option Issuer's proposed repurchase pursuant to this Section 9, Substitute Option Issuer shall promptly give notice of such fact to Holder and Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Substitute Option and/or Substitute Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Substitute Option as to the number of Substitute Option Shares for which the Substitute Option was exercisable at the Section 9 Request Date less the number of shares covered by the Substitute Option in respect of which payment has been made pursuant to Section 9(a)(ii) of this Agreement. Holder shall notify Substitute Option Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase. Notwithstanding anything herein to the contrary, in the event that Substitute Option Issuer delivers to the Holder written notice accompanied by a certification of Substitute Option Issuer's independent auditor each stating that a requested repurchase of LISB Common Stock would result in the recapture of Substitute Option Issuer's bad debt reserves under the Internal Revenue Code of 1986, as amended, Holder's repurchase request shall be deemed to be automatically revoked.

                     Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 9 shall terminate on the date of termination of this Substitute Option pursuant to Section 3(a) of this Agreement.

                     (c) For purposes of this Agreement, the "Highest Closing Price" means the highest of closing sales price for shares of Substitute Common Stock quoted on the Nasdaq (or if the Substitute Common Stock is not quoted on the Nasdaq, on the principal trading market on which such shares are traded as reported by a recognized source) during the six-month period preceding the Section 9 Request Date.

         10. REGISTRATION RIGHTS.

         (a) DEMAND REGISTRATION RIGHTS. LISB shall, subject to the conditions of Section 10(c) of this Agreement, if requested by any Holder, including AFC and any permitted transferee ("Selling Shareholder"), as expeditiously as possible, prepare and file a registration statement under the Securities Act, if such registration is necessary in order to permit the sale or other disposition of any or all shares of LISB Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415, promulgated under the Securities Act, or any successor provision, and LISB shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

         (b) ADDITIONAL REGISTRATION RIGHTS. If LISB at any time after the exercise of the Option proposes to register any shares of LISB Common Stock under the Securities Act, in connection with an underwritten public offering of such LISB Common Stock, LISB will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of LISB Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), LISB will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that LISB may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any equivalent or successor Form. If some, but not all the shares of LISB Common Stock, with respect to which LISB shall have received requests for registration pursuant to this Section 10(b), shall be excluded from such registration, LISB shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares PRO RATA in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have LISB Common Stock registered for sale.

         (c) CONDITIONS TO REQUIRED REGISTRATION. LISB shall use all reasonable efforts to cause each registration statement referred to in Section 10(a) of this Agreement to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, however, that LISB may delay any registration of Option Shares required pursuant to Section 10(a) of this Agreement for a period not exceeding 90 days provided LISB shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by LISB, and LISB shall not be required to register Option Shares under the Securities Act pursuant to Section 10(a) hereof:

                     (i) Prior to the earliest of (A) termination of the Plan pursuant to Article VI thereof, (B) failure to obtain the requisite stockholder approval pursuant to Section 6.01 of Article VI of the Plan, and (C) a Purchase Event or a Preliminary Purchase Event;

                     (ii) On more than one occasion during any calendar year;

                     (iii) Within 90 days after the effective date of a registration referred to in Section 9(b) of this Agreement pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

                     (iv) Unless a request therefor is made to LISB by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of LISB Common Stock issuable upon exercise of the Option) then outstanding.

           In addition to the foregoing, LISB shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. LISB shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that LISB shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

           (d) EXPENSES. Except where applicable state law prohibits such payments, LISB will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if LISB so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 10(a) or 10(b) of this Agreement (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 10(a) or 10(b) of this Agreement.

           (e) INDEMNIFICATION. In connection with any registration under
Section 10(a) or 10(b) of this Agreement, LISB hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by LISB in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to LISB by such indemnified party expressly for use therein, and LISB and each officer, director and controlling person of LISB shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by LISB in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to LISB by such Selling Stockholder or such underwriter, as the case may be, expressly for such use.

           Promptly upon receipt by a party indemnified under this Section 10(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 10(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 10(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

           If the indemnification provided for in this Section 10(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by LISB, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of LISB, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

           In connection with any registration pursuant to Section 10(a) or 10(b) of this Agreement, LISB and each Selling Shareholder (other than AFC) shall enter into an agreement containing the indemnification provisions of
Section 10(e) of this Agreement.

           (f) MISCELLANEOUS REPORTING. LISB shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule
144. LISB shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

           (g) ISSUE TAXES. LISB will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

           11. QUOTATION; LISTING. If LISB Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq or any securities exchange, LISB, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of LISB Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

           12. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of LISB for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of LISB Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by LISB of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, LISB will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of LISB, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

           13. PROFIT LIMITATION. (a) Notwithstanding any other provision of this agreement, in no event shall AFC's Total Profit (as hereinafter defined) exceed $60 million, plus

AFC~s documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, and, if it otherwise would exceed such amount, AFC, at its sole election, shall either (a) deliver to LISB for cancellation Shares previously purchased by AFC, (b) pay cash or other consideration to LISB or (c) undertake any combination thereof, so that AFC's total Profit shall not exceed $60 million, plus AFC~s documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, after taking into account the foregoing actions.

           (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the Notice Date, result in a Notional Total Profit (as defined below) of more than $60 million, plus AFC~s documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement, and, if exercise of the Option otherwise would exceed such amount, AFC, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $60 million, plus AFC~s documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) incurred in connection with the transactions contemplated by the Merger Agreement; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in
Section 2 hereof.

           (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by AFC pursuant to Section 6.03 of the Merger Agreement and Section 8(a)(ii) hereof,
(ii) (x) the amount received by AFC pursuant to the repurchase of Option Shares pursuant to Section 8 or Section 9 hereof, less (y) AFC's purchase price for such Option Shares, and (iii) (z) the net cash amounts received by AFC pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) AFC's purchase price for such Option Shares.

           (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which AFC may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Option Shares, together with all other Option Shares held by AFC and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

           14. MISCELLANEOUS.

           (a) EXPENSES. Except to the extent expressly provided for herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

           (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

           (c) ENTIRE AGREEMENT: NO THIRD-PARTY BENEFICIARIES; SEVERABILITY. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between AFC and LISB (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 9(e) of this Agreement and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 11(h) of this Agreement) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Regulatory Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Regulatory Authority determines that the Option does not permit Holder to acquire, or does not require LISB to repurchase, the full number of shares of LISB Common Stock as provided in Section 3 of this Agreement (as may be adjusted herein), it is the express intention of LISB to allow Holder to acquire or to require LISB to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

           (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules.

           (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

           (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Plan (or at such other address for a party as shall be specified by like notice).

           (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

                     (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                     (i) FURTHER ASSURANCES. In the event of any exercise of the Option by the Holder, LISB, and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                     (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         IN WITNESS WHEREOF, LISB and AFC have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.



                                   LONG ISLAND BANCORP, INC.


                                   By:/s/ John J. Conefry, Jr.
                                      -----------------------------------------
                                          John J. Conefry, Jr.
                                          Chairman and Chief Executive Officer


                                   ASTORIA FINANCIAL CORPORATION


                                   By:/s/ George L. Engelke, Jr.
                                      -----------------------------------------
                                          George L. Engelke, Jr.
                                          Chairman, President and Chief
                                          Executive Officer